Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-216407, 333-190309, 333-162807, 333-146459 and 333-75728 on Form S8 of our report dated June 13, 2017, relating to the consolidated financial statements of Iteris, Inc. and subsidiary and the effectiveness of Iteris Inc. and subsidiary’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Iteris, Inc. for the year ended March 31, 2017.

/s/ Deloitte & Touche LLP

Costa Mesa, California

June 13, 2017